EXHIBIT 99.1

NOTICE TO DIRECTORS AND EXECUTIVE OFFICERS OF

MFA FINANCIAL, INC.

Termination of Restrictions on Trading

MFA Financial, Inc. Common Stock, Preferred Stock and Senior Notes

This notice is being sent to you as a follow-up to the notices delivered to you on each of December 22, 2016 and February 28, 2017, regarding the prohibition on your engaging in transactions involving shares of common stock, preferred stock or senior notes of MFA Financial, Inc. (“MFA” or the “Company”), which began on January 26, 2017 (the “Blackout Period”), while the Company was in the process of implementing the transition to a new record keeper for the MFA Financial, Inc. 40l (k) Savings Plan (the “Plan”).

As you may recall, in order to implement the transition to the new record keeper, Plan activity had been restricted such that, among other things, Plan participants and beneficiaries had not been able to direct or diversify the investments in their Plan accounts, including transactions involving shares of MFA common stock, preferred stock or senior notes, or obtain distributions from the Plan during the Blackout Period.  Furthermore, during the Blackout Period, the Company’s directors and executive officers had been subject to trading restrictions, as described above, pursuant to Section 306 of the Sarbanes-Oxley Act of 2002 and Regulation BTR (Blackout Trading Restriction) adopted by the Securities and Exchange Commission.

Termination of Blackout Period

This notice is intended to inform you that the restrictions on transactions in MFA securities that had been imposed during Blackout Period have been terminated as of the date hereof (March 15, 2017).

Trading Restrictions

Please note that this notice is required to be provided to you to comply with Federal securities laws and regulations.  Notwithstanding the termination of the restrictions on transactions in MFA securities that had been imposed during the Blackout Period, you are reminded that trading activity in MFA securities continues to be subject to the Company’s Insider Trading Policy, which generally prohibits trading in the Company’s securities except during an open “trading window,” as well as all applicable laws and regulations.

Questions

If you have any questions concerning transactions in the Company’s common stock, preferred stock or senior notes or this notice regarding the termination of the  Blackout Period, please contact Hal Schwartz, MFA’s General Counsel, at 212-207-6400, or in writing, at MFA Financial, Inc., 20th Floor, New York, New York 10022.

Date: March 15, 2017